                                                                     EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION
                                      OF
                        GLOBAL TELECOMMUNICATIONS, INC.


          1.   The name of the corporation is Global Telecommunications, Inc.

          2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the power and privileges granted by such law and other law of Delaware.

          4. The total number of shares of capital stock which the corporation shall have authority to issue is one million (1,000,000) shares of common stock, par value $.01 per share.

          5. The name and mailing address of the sole incorporator is as follows:


          Name                           Address
          ----                           -------

     John F. DePodesta              224 North Royal Street
                                    Alexandria, VA  22314

          6.   The corporation is to have perpetual existence.

          7. The by-laws of the corporation may be altered, amended or repealed by a vote of a majority of the board of directors or by a vote of holders of a majority of the stock entitled to vote.

          8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

               Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

          9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation and in any certificate amendatory hereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders or others hereunder or thereunder are granted subject to this reservation.

          10.1 Any transfer or attempted or purported transfer of any shares of capital stock of the corporation to any alien, which would place the corporation in violation of Section 310(b) of the Communication Act (47 USC Section 310(b)), shall be void and shall be ineffective as against the corporation and the corporation shall not recognize the purported transferee as a stockholder of the corporation for any purpose whatsoever.

          10.2 The by-laws of the corporation shall contain provisions to implement and enforce the provisions and intent of this Article. In addition, the board of directors shall make such rules and regulations as it deems necessary and desirable to implement and enforce the provisions and intent of this Article to ensure the corporation's compliance with 47 USC Section 310(b) and to maintain accurate records of the shares of capital stock of the corporation.

          11. No director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provision of this Eleventh Article. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

          12. The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding any appeal therefrom.

          Indemnification may include payment by the corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Twelfth Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

          The corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the board of directors of the corporation.

          The indemnification rights provided in this Twelfth Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Twelfth Article.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of February, 1994.

                              ________________________________

                              John F. DePodesta
                              --------------------------------

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

          Global Telecommunications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of said corporation, at a meeting duly held adopted a resolution proposing and declaring advisable the following amendment to this Certificate of Incorporation of said corporation:

          RESOLVED: that the Certificate of Incorporation of Global Telecommunications, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

          "4. The total number of shares of capital stock which the corporation shall have authority to issue is five million ($5,000,000) shares of common stock, par value $.01 per share."

          SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                              ________________________________
                              John F. DePodesta, Secretary

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                        GLOBAL TELECOMMUNICATIONS, INC.

          GLOBAL TELECOMMUNICATIONS, INC., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST: That the Board of Directors of the Corporation, duly adopted a resolution declaring advisable the amendment of the certificate of incorporation of the Corporation and submitting the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the certificate of incorporation of the Corporation be amended by deleting the text of the FIRST ARTICLE thereof and substituting therefor the following:

               FIRST:    That the name of the Corporation is:  Primus
               Telecommunications Group, Incorporated.

          SECOND:   That the stockholders of the Corporation duly consented in writing to the aforesaid amendments in accordance with the provisions of (S) 228 of the General Corporation Law of the State of Delaware.

          THIRD:    That the amendments were duly adopted in accordance with the provisions of (S) 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, GLOBAL TELECOMMUNICATIONS, INC., has caused this certificate to be signed by John F. DePodesta its Secretary effective as of December 21, 1995.



                              By:   ________________________
                                    John F. DePodesta
                                    Secretary

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

          Primus Telecommunications Group, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED: that the Certificate of Incorporation of Primus Telecommunications Group, Incorporated be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

     4.   Authorized Shares:  Powers, Preferences and Rights.
          --------------------------------------------------

          4.1.  Authorized Shares.  The aggregate number of shares that the
                -----------------
Corporation shall have authority to issue shall be twelve million nine hundred ten thousand (12,910,000), ten million four hundred fifty-five thousand (10,455,000) of which shall be shares of common stock ("Common Stock"), par value $.01 per share, four hundred fifty-five thousand (455,000) of which shall be shares of convertible preferred stock ("Series A Preferred Stock"), par value $.01 per share and having such rights, designations, preferences and limitations as set forth in Section 4.2 hereof, and two million (2,000,000) of which shall be shares of preferred stock, par value $.01 per share and having such rights, designations, preferences and limitations and such series and such number as designated by the board of directors of the corporation pursuant to the authority expressly granted hereby to the board of directors to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of certain series and number thereof which are permitted by Section 151 of the General Corporation Laws of the State of Delaware (or any successor provision thereto) in respect of any class or classes of stock or any series of any class of stock of the corporation.

     4.2  Rights, Designations, Preferences and Limitations.
          -------------------------------------------------

               a.   Dividends.  Holders of Series A Preferred Stock shall be
                    ---------
entitled, as may be determined by the board of directors of the corporation, to receive dividends out of any funds legally available therefor when and as declared and in the same amounts as paid on Common Stock on a per share Common Stock equivalent basis based on the then effective conversion ratio of Series A Preferred Stock to Common Stock.

               b.   Liquidation.  Upon any liquidation, dissolution or winding
                    -----------
up of the corporation the holders of outstanding shares of Series A Preferred Stock will be entitled to be paid out of the assets of the corporation before any distribution or payment is made upon the Common Stock or any other equity securities of the corporation ranking junior in liquidation to the Series A Preferred Stock, and pari passu with any other preference stock of the corporation, an amount in cash equal to the sum of $0.01 per share, plus the amount of all accrued and unpaid dividends with respect to such share of Series A Preferred Stock, plus the amount that would be paid on such liquidation to the holders of Series A Preferred Stock if all such holders had, immediately prior to such liquidation, converted their shares of Series A Preferred Stock to shares of Common Stock (the "Liquidation Value"). If, upon any such liquidation, dissolution or winding up of the corporation, the corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to the preceding sentence, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the shares of Series A Preferred Stock held by each such holder. The corporation will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the effective date thereof to each record holder of Series A Preferred Stock.

               c.   Voting Rights.  Except as provided otherwise herein or
                    -------------
as required by the General Corporation Law of Delaware, holders of Series A Preferred Stock shall not be entitled to vote either individually or as a single class with the holders of Common Stock; provided, however, that in the event
                                        --------  -------
that the General Law of Delaware or any other applicable law should entitle the holders of Series A Preferred Stock to vote, the holders of Series A Preferred Stock shall be entitled to vote together with holders of Common Stock in a single class with holders of Series A Preferred Stock entitled to cast the number of votes that they would have were the Series A Preferred Stock to be converted into Common Stock prior to such vote, unless, however, the applicable law expressly requires a separate class vote.

               d.   Class Voting Rights.  Holders of Series A Preferred Stock
                    -------------------
shall vote as a separate class on, and the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock shall be required to authorize, any action which would:

                    (1) in any manner authorize, create or issue any class or series of capital stock ranking, as to distribution of assets on liquidation, prior to the Series A Preferred Stock, or authorize, create or issue any shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares having any such priority over with the Series A Preferred Stock;

                    (2) in any manner alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock;

                    (3) reclassify the shares of Common Stock, or any other shares of any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock ranking, as to distribution of assets on liquidation, prior to the Series A Preferred Stock.

                    (4) increase the aggregate number of Shares of Series A Preferred Stock which the corporation shall have the authority to issue.

               e.   Conversion into Common Stock.
                    ----------------------------

                    (1) (i) Subject in all cases to the limitations set forth in this Section 4.2e, the holders of each share of Series A Preferred Stock shall have the right at any time following the Nonconversion Period to convert each such share of Series A Preferred Stock into one fully paid and nonassessable share of Common Stock or such number of shares of Common Stock as determined in accordance with clause (ii) of this Section 4.2e(1).

                         (ii)  In case of any capital reorganization,
reclassification, stock split, combination, or exchange of shares, or in the case of a merger or consolidation of the corporation with another entity (in the case of a merger, wherein the corporation is the surviving entity), each share of Series A Preferred Stock, after such reorganization, reclassification, stock split, combination, exchange of shares, merger or consolidation, shall be convertible into that kind and number of shares of Common Stock of the corporation or surviving corporation as to which such share of Series A Preferred Stock would have been entitled if such share of Series A Preferred Stock had been converted into Common Stock immediately prior to any of those events.

                    (2) Upon the occurrence of a Mandatory Event of Conversion, all shares of Series A Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Mandatory Event of Conversion and without any action on the part of the holder thereof, automatically become shares of Common Stock; provided, however, that:
                        --------  -------  ----

                         (i)  upon the occurrence of a Mandatory Event of
Conversion specified in clause (ii) or (iii) of the definition of "mandatory Event of Conversion," shares of Series A Preferred Stock held by persons who are then listed in the corporation's records as Aliens shall only be converted to the extent there are Available Shares (as calculated as of the applicable Mandatory Event of Conversion). For purposes of this clause (i), Available Shares shall be divided among the Alien holders of Series A Preferred Stock ratably according to their respective Alien Percentage Interests. Shares of Series A Preferred Stock not converted due to insufficient Available Shares shall continue as shares of Series A Preferred Stock with all the rights, designations, preferences and limitations set forth herein and shall be converted when and as Available Shares become available; and

                         (ii)  upon the occurrence of the Mandatory Event of
Conversion specified in clause (iv) of the definition thereof, only those shares of Series A Preferred Stock held by stockholders who did not approve the corporate action subject to vote (such non-assenting stockholders, the "Non-Assenting Stockholders"; stockholders who failed to vote their shares shall not be considered Non-Assenting Stockholders) shall be converted and, with respect to Non-Assenting Stockholders who are then listed in the corporation's records as Aliens ("Non-Assenting Aliens"), such shares shall only be converted to the extent there are Available Shares (as calculated as of the applicable Mandatory Event of Conversion). For purposes of this clause (ii), Available Shares shall be divided among the Non-Assenting Aliens ratably in accordance with the proportion that their individual Alien Percentage Interest bears to the aggregate Alien Percentage Interests of all Non-Assenting Aliens. In the event that the number of Available Shares (as calculated as of the applicable Mandatory Event of Conversion) is less than the number of shares of Series A Preferred Stock held by non-Assenting Aliens, the board of directors of the corporation may, in its discretion, waive, for purposes of this clause (ii) only, the Alien Percentage Limitation with respect to the shares held by the Non-Assenting Aliens. Should the board of directors of the corporation not waive the Alien Percentage Limitation in accordance with the foregoing sentence within thirty (30) days after the applicable Mandatory Event of Conversion, the corporation shall have the right, for a period of one-hundred and twenty (120) days following the date of the applicable Mandatory Event of Conversion, at its option and to the extent there are funds of the corporation available therefor, to redeem the unconverted shares of Series A Preferred Stock held by Non-Assenting Aliens at ninety-five percent (95%) of the fair market value of such shares as determined by an independent appraiser selected by the board of directors and the Non-Assenting Aliens, which fair market value shall include the value of all accrued but unpaid dividends with respect to such shares. If the Board of Directors of the corporation and the Non-Assenting Aliens cannot agree upon a person to act as independent appraiser within thirty (30) days after the applicable Mandatory Event of Conversion, the board of directors shall request Deloitte & Touche to appoint an independent appraiser. In the event that the funds of the corporation are insufficient to redeem all the shares of Series A Preferred Stock of the Non-Assenting Aliens at such time, funds then available shall be distributed ratably among such Non-Assenting Aliens when and as they become available, and such redemption right shall continue until such time as the corporation's funds become available therefor; provided, however, that if the
                                               --------  -------  ----
redemption right is not exercised within six (6) months after the determination of the fair market value, then at any time after the expiration of the six (6) month period either the corporation or the Non-Assenting Aliens shall be entitled to require a new determination of the fair market value of the shares of the Series A Preferred Stock.

                    (3) The holder of any shares of Series A Preferred Stock who is a Citizen may exercise the conversion right under Section 4.2e(1) hereof with respect to all or any part of his shares of Series A Preferred Stock by delivering to the office of any transfer agent of the corporation for the Series A Preferred Stock, or to such other place as may be designated by the corporation, his certificates for the shares to be converted, duly endorsed or assigned in blank or to the corporation (if required by it), and a written notice stating the Citizen name of names (with address) in which the certificate(s) for the shares of Common Stock are to be issued.

                    (4) The holder of any shares of Series A Preferred Stock who is an Alien ("Alien Converting Stockholder") may exercise the conversion right under Section 4.2e(1) hereof, subject to the Alien Percentage Limitation, with respect to all or part of his shares of Series A Preferred Stock by following the procedures set forth in this Section 4.2e(4). Each alien Converting Stockholder shall be entitled to convert that number of shares calculated by dividing the Available Shares, as calculated on the close of business of the last day of the 30-Day Period (as defined in clause (i) below), by the number resulting from the division of the Alien Percentage Interest of the relevant Alien Converting Stockholder by the aggregate Alien Percentage Interests of all Alien Converting Stockholders.

                         (i)  The Alien Converting Stockholder shall deliver to
the corporation written notice of such holder's intent to convert. Such notice shall set forth the exact number of shares of Series A Preferred Stock which the holder owns, the number of shares of Series A Preferred Stock the holder desires to convert and the present citizenship of the holder. Upon receipt of such notice, the corporation shall, in turn, send notice to all the record owners of Series A Preferred Stock (the "Conversion Notice") which Conversion Notice shall state (a) that the corporation has received notice of a stockholder's intent to convert and (b) the number of Available Shares which the corporation anticipates will be available for conversion. For a period of 30 days from the date of the Conversion Notice (the "10-Day Period"), the corporation shall not convert any shares of Series A Preferred Stock pursuant to this Section 4.2e(4).

                         (ii)  Any other Alien holder of Series A Preferred
Stock who also desires to have some or all of his shares of Series A Preferred Stock converted shall provide written notice to the corporation prior to the expiration of the 30-Day Period of his intent to convert, the exact number of shares of Series A Preferred Stock which such holder owns, the number of shares of Series A Preferred Stock such holder desires to convert and the present citizenship of such holder.

                         (iii)  within five (5) days after the expiration of the
30-Day Period, the corporation shall provide notice to all Alien Converting Stockholders who or which deliver notices to convert under clauses (i) or (ii) of this Section 4.2e(4) during the applicable 30-Day Period of how many shares within ten (10) days after the Alien Converting Stockholder's receipt of such notice, the Alien Converting Stockholder must deliver to the office of any transfer agent of the corporation for the Series A Preferred Stock, or to such other place as may be designated by the corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the corporation (if required by it) and a written notice stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.

                    (5) Conversion shall be deemed to have been effected (i) with respect to conversion effected pursuant to clause (3) or (4) above, on the date when the delivery of certificates is made and (ii) with respect to conversion effected pursuant to clause (2) above, on the date of occurrence of the Mandatory Event of Conversion.

                    (6) As promptly as practicable after conversion, the corporation shall issue and deliver to or upon the written order of the holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose names the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock, surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series A Preferred Stock, representing the unconverted portion of the certificate so surrendered.

                    (7) With respect to any conversion of Series A Preferred Stock pursuant to Section 4.2e(1) hereof, the calculation of the Alien Percentage Limitation shall be made by disregarding any Common Stock issuable upon conversion of other convertible securities issued by the corporation and outstanding at the time of the calculation.

               f.   Preemptive Rights
                    -----------------

                    (1) Except with respect to Excluded Shares or as otherwise provided herein, in the event that (i) the corporation shall issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any shares of Common Stock or Convertible Securities (any such issuance, sale or exchange, an "Issuance"), and (ii) the corporation shall have granted preemptive rights in or to such Issuance to other holders of individual percentage equity interests in the corporation equal to or less than any of the individual equity percentage interests in the corporation of any of the holders of the Series A Preferred Stock (calculated on a Fully Diluted Basis), then the holders of Series A Preferred Stock with individual equity percentage interests equal to or greater than those individual equity percentage interests of holders of preemptive rights shall each be granted comparable preemptive rights in or to the Issuance.

               g.   Legends.  Each share of Series A Preferred Stock shall bear
                    -------
a legend on the face or back of the certificate representing such share either an accurate or complete summary of the powers, designations, preferences and other special rights of the Series A Preferred Stock set forth herein, or a statement that the corporation shall furnish without charge to each stockholder who so requests, a copy of the powers, designations, preferences and other special rights of the Series A Preferred Stock set forth herein.

               h.   Definitions. For purposes of this Section 4.2, the following
                    -----------
terms shall have the following meanings:

          "Alien" means any person, corporation, joint venture, association or
           -----
other organization who or which is not a Citizen or Entity.

          "Alien Percentage Interest" means, as to any Alien holder of Series A
           -------------------------
Preferred Stock, the percentage that the outstanding shares of Series A Preferred Stock then owned by such Alien stockholder is of the aggregate outstanding number of shares of Series A Preferred Stock then owned by all Alien stockholders of Series A Preferred Stock.

          "Alien Percentage Limitation" means, at any given time, that number of
           ---------------------------
shares of Common Stock equal to five percent (5%) of all the issued and outstanding Common Stock of the corporation calculated on a Fully Diluted Basis.

          "Available Shares" means that number of shares of Common Stock
           ----------------
available for issuance on a given date to holders of Series A Preferred Stock who are Aliens calculated by subtracting from the Alien Percentage Limitation that number of shares of Common Stock issued to Aliens on a Fully Diluted Basis (excluding the dilution which may be effected by the Series A Preferred Stock).

          "Citizen" means any person (not controlled by or representing any (i)
           -------
alien, (ii) foreign government, or (iii) corporation organized under the laws of a foreign country) who has obtained the status, whether through right of birth or naturalization, of citizenship of the United States and continues to possess such status as provided for under Title 8 United States Code Sections 1401 et seq. and 1421 et seq.

          "Conversion Date" means with respect to a share of Series A Preferred
           ---------------
Stock the date on which conversion of the share into Common Stock is deemed to occur pursuant to Section 4.2e(5).

          "Convertible Securities" means all debt instruments, securities or
           ----------------------
other equity interests (including the Series A Preferred Stock) convertible into or exchangeable for Common Stock other than Excluded Shares.

          "Entity" means any corporation, joint venture, partnership,
           ------
association or other organization organized under the laws of the United States, a state of the United States or the District of Columbia, which corporation is not controlled, directly or indirectly, by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the capital stock of such other corporation is owned of record or voted by aliens, their representatives, or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country.

          "Excluded Shares" means, collectively:
           ---------------

               (i)  shares issued as a stock dividend;

               (ii) shares of any class of the corporation's capital stock issued upon any subdivision, combination, stock split or reverse stock split of the entire class of such capital stock of the corporation;

               (iii) any shares issued by the corporation pursuant to the acquisition by the corporation of any Person by means of merger, stock purchase, reorganization, purchase of substantially all the assets or otherwise in which the corporation, or any of its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired or resulting entity after such transaction;

               (iv) any shares issued pursuant to an underwritten public offering of the type described in clause (iii) of the definition of Mandatory Event of Conversion; and

               (v) any shares issued or issuable upon the exercise of options, warrants or other rights to acquire shares of Common Stock or on the conversion or exchange of securities (including the Series A Preferred Stock) convertible into or exchangeable for Common Stock.

          "Fully Diluted Basis" means, as of applicable time of calculation, the
           -------------------
number of shares of Common Stock that would be issued and outstanding if there were added to the number of issued and outstanding shares of common stock the number of shares of Common Stock then issuable upon the exercise of all outstanding, vested or unvested, warrants, options or other rights to acquire shares of Common Stock and on the conversion or exchange of all debt instruments and securities (including the Series A Preferred Stock) convertible into or exchangeable for Common Stock.

          "Mandatory Event of Conversion" means the occurrence of any of the
           -----------------------------
following events:

               (i) both (A) the repeal or inapplicability to the corporation of the restrictions on alien ownership set forth in Section 310(b) of the Communications Act of 1934 (47 U.S.C. 310(b), as amended) and any succeeding or comparable legislation, and (B) the expiration of the Nonconversion Period.

               (ii) consummation of the sale (A) of more than fifty percent (50%) of the capital stock of the corporation to a single purchaser or more than one related purchasers, (B) by K. Paul Singh of all of the capital stock of the corporation owned by him at the time of such sale, or (C) of substantially all of the assets of the corporation; provided, however, that a merger of the
                                  --------  -------
corporation with another entity shall not be deemed a Mandatory Event of Conversion if the corporation is the surviving entity;

               (iii) consummation of an underwritten public offering of more than twenty percent (20%) of the corporation's Common Stock registered under the Securities Act of 1933; or

               (iv) the failure of a majority of the holders of Series A Preferred Stock to approve, ratify or otherwise consent to the corporate actions specified in Section 4.2d(1) or (3) hereof.

          "Nonconversion Period" means, as to each share of Series A Preferred
           --------------------
Stock, the period of time ending March 1, 1998, during which period such share may not be converted into Common Stock.

          SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                                              ________________________________
                                                                   , Secretary

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION


          Primus Telecommunications Group, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of said corporation adopted a resolution declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED: that the Certificate of Incorporation of Primus Telecommunications Group, Incorporated be amended by adding an Article Thirteenth which shall read:

          Thirteenth: Any action required by the Delaware General Corporation Law to be taken at any annual or special meeting of the stockholders of the corporation or any action which may be taken at any annual or special meeting of the stockholders of the corporation shall not be taken without a meeting, notwithstanding (S)228 of the Delaware General Corporation Law.

          SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed as of the ___ day of August, 1996.


                              PRIMUS TELECOMMUNICATIONS GROUP,
                              INCORPORATED


                           By:________________________________
                              K. Paul Singh,
                              Chairman and Chief
                               Executive Officer


ATTEST:



- ------------------------
Secretary

[Corporate Seal]